EXHIBIT 10.1

OUTSOURCING AGREEMENT FOR
MANAGED SERVICES

BETWEEN

FEI Company
5350 NE Dawson Creek Drive
Hillsboro, Oregon 97124

AND

ATOS ORIGIN, INC.
430 Mountain Avenue
Murray Hill, New Jersey 07974

THIS AGREEMENT, effective as of 1st day of July, 2003 (“Effective Date”), sets forth the terms and conditions under which Atos Origin, Inc., a Delaware corporation (“Atos Origin”) shall provide FEI Company, an Oregon corporation (“Customer”), enterprise life cycle management, midrange and mainframe data processing and other services as more fully defined in the attached and future Descriptions of Services (the “Services”).

GENERAL TERMS AND CONDITIONS

1.                                       Entire Agreement And Conflicts

These terms and conditions, the initial and any subsequent Description of Services and each and every attendant Schedule together form the entire agreement and understanding between Atos Origin and Customer regarding the subject matter of this Agreement and are intended to supersede all previous agreements and understandings between Atos Origin and Customer regarding the subject matter.  Except for the sole purpose of initiating or authorizing the performance of Services by Atos Origin under a Description of Services, Atos Origin and Customer agree that any and all terms and conditions set forth in a Customer purchase order, to the extent inconsistent with this Agreement, shall be void and have absolutely no force or effect for purposes of this Agreement and any interpretation thereof.   This Agreement, or any part thereof, may not be amended, or waived other than by in writing signed by all Parties hereto.

2.                                       DEFINITIONS

a.                                       General

Unless otherwise expressly defined herein, all referenced terms in this Agreement shall have the common meaning applied to them within the information technology services industry.

b.                                      Specific

The following words and terms shall have the following meanings when used in this Agreement and such definitions shall apply to both singular and plural forms of any such words and terms:

“Acceptance Testing” means the continuous testing, consistent with industry practice, to be performed by Customer to reasonably establish that the software functions in accordance with its Design as set forth at Schedule 1 attached hereto.

“Agreement” means these terms and conditions, the Description of Services plus any additional Description of Services and any other additional Schedule(s) as specifically agreed to in writing between Atos Origin and Customer.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday, except where any such day occurs on any federal or state statutory holiday observed by Atos Origin.

“Confidential Information” means the confidential and proprietary data or information developed or acquired by either Party and as further described in Section 8.

“Description of Services” means that document as referenced throughout this Agreement which will reasonably specify those services, activities and goods to be provided by Atos Origin to Customer in addition to identifying the estimated time frames, charges and expenses payable to Atos Origin by Customer, together with such other agreements that may be entered into between Atos Origin and Customer.

“Design” means an elaboration of a functional specification prepared by Atos Origin and approved or accepted by Customer, which enumerates and describes the screens and reports that will be included in software.

“Party” or “Parties” when used in the singular means either Atos Origin or Customer and if used in the plural means both Atos Origin and Customer.

“Schedule(s)” means any one or more supplementary document(s) relating to this Agreement and which both Parties have signed.

“Supplied Software” means Atos Origin or third party developed software provided in accordance with an Atos Origin prepared or implemented design that is not Customized Software.

3.                                       Term

This Agreement shall commence on the Effective Date of this Agreement and shall continue until 30 June 2008 (unless terminated earlier pursuant to the terms of this Agreement) (“Initial Term”); thereafter, this Agreement shall automatically renew for additional one (1) year terms (each a “Renewal Term”) until terminated by either Party upon giving written notice of termination to the other Party no less than one hundred twenty (120) days prior to the end of the then- term.

4.                                       Content

This Agreement consists of these general terms and conditions and the attached Schedules.  In the event of conflict between the general terms and conditions and any term within a Schedule, the general terms and conditions shall prevail, unless otherwise expressly stated in such Schedule.

5.                                       Charges and Payments

5.1                                 So long as the invoice is mailed by Atos Origin on the invoice date, payment shall be due and payable within thirty (35) days from the date of invoice.  Charges for fractional parts of a month shall be prorated based on a thirty (30) day month.  Fixed monthly charges for equipment and processing, if any, shall be invoiced monthly in advance.  Time and Materials charges, if any, shall be invoiced in the month following service except for the minimum variable charge payments set forth in the applicable Schedule which shall be invoiced monthly in advance.  Invoice amounts are not subject to cash discounts.

5.2                                 In the event any invoice amounts are not received within forty-five (45) days of the invoice date, and upon five (5) Business Days prior written notice of such delinquent payment(s), Atos Origin may immediately suspend service hereunder until such delinquent payment(s) is made; provided, however, that Atos Origin shall not suspend service if Customer’s failure to pay arises from a good faith dispute over the payment or over whether Atos Origin has failed to meet its obligations under this Agreement so long as the basis and details for such dispute is provided in advance and in writing.  If payment of all amounts owed (including all amounts invoiced but not past due) is not received within ten (10) days of the delinquency notice, Atos Origin, in addition to its other rights hereunder, may, at its sole option, immediately terminate this Agreement for cause.  So long as there is no good faith dispute relating to nonpayment that Atos Origin has been informed of in advance with the specific details in writing, Customer shall not obtain ownership rights in any related Software unless and until payment is received in full for all amounts due hereunder.  Regardless, unless and until Customer’s payments for related Services are past due, Customer shall maintain a fully paid, worldwide license for such impacted Software.

5.3                                 Intentionally omitted.

5.4                                 In addition to all other charges made hereunder, Customer shall pay to Atos Origin all taxes that are applicable to this Agreement or are measured directly by the payments made under it and are required to be collected by Atos Origin or paid by Atos Origin to tax authorities.  This provision includes sales, use, value-added, excise and other taxes, but does not include personal property taxes or taxes on Atos Origin’s net income.

5.5                                 Atos Origin shall provide the Services as provided in this Agreement according to the base rates and rate structure shown in the applicable Schedule and, except for any changes (directly or indirectly) to the Services or contract amendments, the monthly recurring charge (as more fully defined in the Descriptions of Services) shall be fixed for the duration of this Agreement.  In the event additional services outside the scope of the Services are requested by Customer (in advance and in writing) and a rate structure is not provided herein, the Parties shall agree in writing to the rate(s) to be applied prior to such additional services being performed, otherwise Atos Origin’s then current standard rate(s) shall apply.  In the event an additional service is provided without prior written agreement, the Parties agree to promptly negotiate an equitable rate in good faith.

5.6                                 Except as otherwise provided for in the Description of Services, all expenses incurred as a result of the project which is the subject of the Description of Services, will be charged to Customer at actual cost.  This includes, but is not limited to, travel, meals, lodging, and reproduction of documentation.  Travel shall be consistent with Atos Origin’s travel policies, as provided to Customer prior to the commencement of this Agreement, as may reasonably be amended.  Travel in a private automobile, outside of normal daily travel to and from work, shall be charged to Customer at a rate which shall be the greater of 32 cents per mile traveled or the rate allowed by the US Internal Revenue Service as a business mileage deduction under Section 162 of the US Internal Revenue Code of 1954, as amended, at the date of execution of this Agreement.

6.                                       System Security

Atos Origin shall establish and maintain reasonable safeguards against the destruction, loss or alteration of Customer’s data in the possession of Atos Origin that are no less rigorous then those generally maintained by similarly situated service providers for customers of comparable size and under similar conditions and are consistent with industry standards.  Customer, at its own expense and to the extent it does not interfere with Atos Origin’s business, shall have the right to establish backup security for data and to keep backup data and data files if it chooses.

7.                                       Performance Location & Shipments

For services provided at any one or more Customer location(s), Customer shall be responsible for the allocation of appropriate work space, telephone access, supplies, computers, equipment, supervision and technical information required to enable Atos Origin to perform services under a Description of Services.  All shipments to and from Atos Origin of data, information, reports, materials and equipment shall be transported F.O.B. at the appropriate Atos Origin facility.  Customer shall be responsible for all transportation charges and expenses including but not limited to all carrier and insurance costs.  In no event shall Atos Origin be liable to Customer for any loss or other harm caused in the event a shipment is damaged or lost, unless such loss arises from the negligence of Atos Origin or its agents.

8.                                       Confidential Information

8.1                                 The Parties acknowledge that each Party possesses and will continue to possess information that has been developed or received by a Party, has commercial value in the Party’s business or that of its customers and is not in the public domain.

Except as otherwise specifically agreed in writing by the Parties, including within this Agreement, Customer’s “Confidential Information” shall include all third party software, Customer software, Customer data, Customer lists, Customer information, account information and business information regarding business planning and operations of Customer and its affiliates, or other information or data stored on magnetic media or otherwise and transmitted, processed, stored, archived or maintained by Atos Origin under this Agreement and in particular such information that is identified by Customer as Confidential Information either at the time such information is provided to Atos Origin or its affiliates or agents pursuant to this Agreement or upon Atos Origin being advised that such information is Confidential Information.

8.2                                 Except as otherwise specifically agreed in writing by the Parties, Atos Origin’s “Confidential Information” shall include (i) any information relating to the operations of the Atos Origin data center that Atos Origin holds in confidence, including but not limited to Atos Origin’s methods of operations, practices and procedures, general controls, and security practices and procedures, (ii) subject to all rights herein, all third party software provided by Atos Origin and being utilized by Atos Origin in providing the Services and additional services, if any, and excluding any work-for-hire and Customized Software owned or jointly owned by Customer (iii) all information regarding the business, affairs and procedures of Atos Origin which Customer or its affiliates or agents acquire pursuant to any audit of Atos Origin hereunder, and (iv) all information regarding the business, affairs and procedures of Atos Origin, and in particular such information that is identified by Atos Origin as Confidential Information either at the time such information is provided to Customer or its affiliates or agents pursuant to this Agreement or upon Customer being advised that such information is Confidential Information.

8.3                                 The receiving Party will keep all Confidential Information in confidence for a period of not less than three (3) years subsequent to expiration or termination of this Agreement and will not disclose any item of Confidential Information to any person other than its employees, agents or contractors who need to know the same in the performance of their duties. The receiving Party will protect and maintain the confidentiality of all Confidential Information with the same degree of care as it employs to protect its own Confidential Information, but at least with a reasonable degree of care.  The receiving Party will be liable to the disclosing Party for any non-compliance by its agents or contractors to the same extent it would be liable for non-compliance by its employees.  Except as otherwise set forth in this Agreement, no program or other item or material which has been specifically designed for the Customer, or plans, designs, or specifications for producing the same or otherwise related thereto that contain Confidential Information shall be duplicated or furnished to others without prior written consent of the Customer.  Neither Party shall make any use of copies of the other Party’s Confidential Information except with the prior written consent of the disclosing Party.

8.4                                 The terms and conditions of this Agreement shall be for Confidential Information of both Atos Origin and Customer except that Atos Origin shall be free to use the form or provisions of this Agreement so long as the pricing information contained in this Agreement is not disclosed without Customer’s prior consent and so long as Customer cannot reasonably be identified from the form or provisions used.  The foregoing notwithstanding, in the event that public disclosure of the Agreement is necessary under applicable law, either Party may disclose the information contained in the Agreement.

8.5                                 The term “Confidential Information” does not include any particular information which the recipient of such information can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the recipient; (iii) was in the possession of the recipient prior to the time of disclosure; (iv) was received after disclosure from a third party who had a lawful right to disclose such information to it; or (v) was independently developed by it without reference to the Confidential Information of the discloser.  In addition, the recipient shall not be considered to have breached its obligations under Section 8.3 for disclosing Confidential Information as required to satisfy any legal requirement of a competent governmental body provided that, immediately upon receiving any such request and to the extent that it may legally do so, the recipient advises the discloser promptly and prior to making such disclosure so the discloser may object to such disclosure, take action to assure confidential handling of the Confidential Information or take such other actions as the discloser reasonably deems appropriate to protect the Confidential Information.

8.6                                 At any time requested by the disclosing Party pursuant to the terms of this Agreement and at the disclosing Party’s expense, the receiving Party shall return or destroy, as the disclosing Party may reasonably direct, all documentation in any medium that contains, refers to, or relates to the Confidential Information and retain no copies, except as may be required for a proper business purpose and subject to a continuing confidential obligation and disclosed as such to the disclosing Party.

8.7                                 Atos Origin agrees to receive and maintain any information it receives from Customer in a manner consistent with the laws relating to privacy and regulation of confidential information set out in European Union Data Protection Directive and such other member-state implementing laws as may be in effect as well as other privacy laws in effect in the jurisdictions where Services are delivered during the course of the Agreement.

8.8                                 The provisions of this Section 8 shall amend and replace all prior written and oral agreement relating to Confidential Information by and between the Parties and shall survive the termination or expiration of this Agreement.

9.                                       Proprietary Rights

9.1                                 Atos Origin and Customer agree that all work originated and specifically prepared for Customer as a result of services performed by Atos Origin under a Description of Services shall be deemed customized software (hereinafter “Customized Software”) and be jointly owned by Customer and Atos Origin.  To the extent that such title to any such work may not, by operation of law, vest in Customer, all such right, title and interest therein are, or when they come into existence, are by this Agreement, irrevocably assigned to Customer.  Customer acknowledges and agrees that the rights granted to it shall not in any way prevent or preclude Atos Origin, or in any way be deemed to prevent or preclude Atos Origin, from using its knowledge, experience, know-how and expertise to perform work for others which may result in the creation of software, works and related materials having formats, organization, structure and sequence similar to the work originated and prepared for Customer.

Atos Origin agrees to provide Customer with reasonable assistance to perfect its rights and title to such jointly owned works, at Customer’s request and expense.  Customer agrees to compensate Atos Origin for such assistance at Atos Origin’s rates in effect when the assistance is rendered.

9.2                                 All right, title, and interest in and to any data relating to Customer’s business that contain Confidential Information are and shall remain the property of Customer, whether or not supplied to Atos Origin.  Nothing is this Agreement shall permit Atos Origin to disclose Customer’s Confidential Information in performing work for others, whether using Customized Software or otherwise.

9.3                                 Atos Origin hereby grants Customer a non-transferable, non-exclusive, perpetual (subject to timely payment of associated fees) right to use the object code version of that Supplied Software provided to Customer, throughout Customer’s organization.  Customer may make additional copies of the object code version of Supplied Software solely for use and installation internally by Customer and any back-up copies as may be required by Customer.  Atos Origin, at Customer’s expense (if any), shall pass through to Customer any warranties provided on any Supplied Software.

9.4                                 Customer’s only rights to Supplied Software are the rights offset forth in this Section 9.  Customer agrees that any contribution by Customer or its employees and/or agents to the Supplied Software, including all copyright interests shall upon their creation, be owned exclusively by Atos Origin in the course of performing services, provided however than Customer shall have a perpetual license to use and create derivate works based on such Customer contributions.

To the extent that title to any such work may not, by operation of law, vest in Atos Origin, Customer hereby agrees to assign and, upon their creation, hereby assigns to Atos Origin, without restriction, the ownership of all copyright interests in Supplied Software, without the necessity of any further consideration.  Furthermore, Customer shall, as requested by Atos Origin at any time and from time to time, at Atos Origin’s expense, whether before or after the expiration of this Agreement, execute and deliver, or cause to be executed and delivered, such additional or further documents, assignments, consents and other instruments as Atos Origin may reasonably request for the purpose of effecting copyright applications and renewals as well as trade secret and such other intellectual property protection as determined by Atos Origin.  Customer’s obligation to assist Atos Origin in obtaining and enforcing copyright, trade secret and other intellectual property protection shall continue after the termination of this Agreement, but Atos Origin shall compensate Customer at a reasonable rate before and after such termination for time actually spent at Atos Origin’s request on such assistance.

9.6                               Customer agrees that it will not decompile, disassemble or otherwise reverse engineer any of Supplied Software or knowingly contribute to their decompilation, disassembly, or reverse engineering by a third party.

10.                                 Intentionally Omitted

11.                                 Customer Obligation & Progress Reports

11.1                           Customer agrees to appoint upon execution of this Agreement and update as necessary and make available a qualified person for each Description of Services who will:

i.             Have full authority to make binding decisions for Customer; and

ii.          Reasonably and promptly provide access to Customer employees and/or agents who can provide all reasonable information needed by Atos Origin in connection with its performance of a Description of Services.

11.2                           Customer agrees to undertake and reasonably promptly perform all of the obligations described in “Customer Obligations” which may be incorporated in a Description of Services.

11.3                           If Customer does not materially comply with the obligations set forth in this Section 11 or with Customer Obligations incorporated in a Description of Services and such failure directly or indirectly results in an increase in the time required for Atos Origin to perform any work required in a Description of Services, or otherwise materially affects any other provision of this Agreement, Atos Origin may submit a written claim for an equitable adjustment to the payments or time required.  Customer shall have twenty (20) days to consider such a claim and decide whether to dispute the claim.

11.4                           Except as otherwise provided in the Description of Services, upon request and at Customer’s expense, Atos Origin shall submit a monthly progress report, no later than ten (10) days after the close of each calendar month during which work is done.  Each such progress report shall describe Atos Origin’s performance since the preceding report, including the Services delivered, the hours expended by each employee, a description of all authorized travel and a general description, if applicable, of the progress expected to be made in the current billing period.  Each such report shall describe Atos Origin’s activities by reference to the tasks described in the Description of Services.

12.                                 Accuracy and Adequacy of Customer Data

The accuracy and adequacy and completeness of Customer’s programs, files, and input data shall be the sole responsibility of Customer.  After Customer receives the data from Atos Origin, Customer shall be responsible for reviewing output data and the data processing deemed accepted unless the Customer notifies Atos Origin in writing of any Atos Origin caused errors within thirty (30) days after receipt of the data.

13.                                 Intentionally Omitted

14.                                 Changes

14.1                           Atos Origin shall have the right to make system changes subject to the following procedures:

14.1.1                              In the event of a system change that, in Atos Origin’s opinion, shall have no effect on Customer’s utilized access or of the Services, Atos Origin shall be under no obligation to provide notice to Customer of the system change.

14.1.2                              In the event a certain system change affects Customer’s conversion schedule, systems or application access or causes similar circumstances and the system change has no significant affect on Customer’s application software, Atos Origin shall provide reasonable advance written notice of the system change.  If Atos Origin believes the system change may cause Customer to expend resource time to accommodate the change, Atos Origin shall notify Customer, in writing, and the Parties agree to cooperate in good faith to consider, schedule and implement these system changes in a reasonable manner.

14.1.3                              In the event a certain system change is expected to materially affect Customer’s application software (such as operating system upgrades) or require significant resource effort by Customer; Atos Origin shall make reasonable efforts (which shall be deemed to include contacting Customer’s CIO by e-mail and office phone number and any other personnel set forth in a Description of Services by the same means of contact) to obtain Customer’s written prior consent.  The Parties agree to cooperate in good faith to consider, schedule and implement these system changes in a reasonable manner.

14.1.4                              In the event that a system change alters computer resource consumption, Atos Origin may revise its rates so long as the revision does not materially increase overall charges to Customer as compared to pre-system charges, provided, however, except where the system change can reasonably be deemed an emergency (by Atos Origin in its exclusive discretion so long as consistent with its standard practices and procedures), Atos Origin shall obtain Customer’s prior written consent concerning the proposed change. In the event of an emergency system change, the Parties will promptly, but in no event later than thirty (30) days subsequent to the change, discuss the long term impact on pricing and the overall performance of the Services. In the event a price change due to such event exceed fifteen (15%) of the fees for Services described in Schedule A, Customer shall have thirty (30) days from such notice of a price increase to provide notice of termination of the Services subject to the price increase and such Services shall be deemed terminated on the earlier of expiration of the impacted Descriptions of Services or one hundred eighty (180) days thereafter. Subject to the foregoing, neither Party may use a system change event to alter or diminish its obligations pursuant to the terms of this Agreement and it is specifically understood that a system change subject to the terms in this paragraph 14 shall not include any changes in scope or functional requirement (e.g. a change in resource consumption).

14.2                           If Customer requests, in writing, a non-system change to a Description of Services, Atos Origin agrees to prepare a proposal identifying or describing the additional work, services and/or changes to be performed, an estimate of the amount or rates Atos Origin will charge to perform the work, services or changes and a revised schedule of performance for the Description of Services (“Non-System Change Notice”). Unless otherwise reasonably agreed, Atos Origin agrees to deliver the Non-System Change Notice within ten (10) Business Days of receipt of the request from Customer.  Upon receipt of authorization from Customer to pay the charges thereof and agreeing to the revised schedule of performance, Atos Origin agrees to perform the additional work, service and/or changes identified in the Non-System Change Notice.

15.                                 Termination

15.1                           Unless otherwise provided, this Agreement may be terminated in the following manner and for the following reasons:

15.1.1                                    Except as provided in Subsection 15.1.1 below, either Party may terminate this Agreement upon material default of the other Party pursuant to the terms of this Agreement.  In order to terminate for default, the terminating Party must give written notice detailing and specifying the event of default claimed.  Such grounds for default may include multiple defaults which individually may not be construed as material, but collectively operating in the aggregate, without cure, would be deemed a material default.  For example, multiple delays of performance (without fault of the other Party) which individually do not erode the quality of the Services, but collectively constitute a material default as the Services are materially impacted.  Upon receipt of notice of default, the defaulting Party must either (i) cure such default within five (5) Business Days; or (ii) devise a mutually satisfactory plan to cure such default within thirty (30) days and provide the plan to the other Party within five (5) Business Days.  If such default is not cured within such thirty (30) day period, and the terminating Party intends to terminate, the terminating Party must immediately give thirty (30) days written notice of termination.  The thirty (30) day pre-termination period shall begin running upon receipt of notice of termination by the defaulting Party.  Notwithstanding the foregoing, Atos Origin shall not terminate for breach based on a claim of payment or amounts except as set forth in the Section below.

15.1.2                                    As provided in Section 5 of this Agreement, Atos Origin may terminate this Agreement if a payment is forty-five (45) or more days delinquent, and, payment is not received within ten (10) days after such notice of delinquency is received by Customer.  Delinquency shall mean forty-five (45) days after the invoice date.  Except as otherwise expressly stated in a Description of Services, in the event of such termination, the greater of the fixed monthly amounts or monthly minimum service amounts for the duration of the initial term or the current renewal term shall be immediately due and payable.  Such liquidated damages shall be capped at the lesser of such payment for one (1) year of such Services or the remaining term.  Termination under this Section 15.2 shall not apply if lack of payment or partial payment is due to a good faith dispute over amounts owed, provided that and subject to all uncontested amounts being timely paid.  Such good faith dispute must be resolved pursuant to Section 24 of this Agreement within thirty (30) days or payment shall immediately become due and payable pursuant to the terms of this Section 15.2.

15.1.3                                    Customer may terminate this Agreement or the applicable Schedule by providing one (1) year’s notice in the event that (a) Atos Origin does not meet the service level agreements set forth in a Schedule for any four months in a twelve month period, or

(b) Atos Origin does not meet the service level agreements set forth in a Schedule for any three consecutive months.

15.1.4                                    Either Party may terminate the Agreement in the event that either Party (i) files for bankruptcy; (ii) becomes or is declared insolvent, or is the subject of any proceedings related to its liquidation, insolvency or the appointment of a receiver or similar officer for it; (iii) makes an assignment for the benefit of all or substantially all of its creditors; or (iv) upon six (6) months’ prior written notice, in the event that either Party is subject to a change of control transaction or similar transaction or arrangement involving the transfer or sale of all or substantially all of the assets of such Party.

15.1.5                                    At the end of the Initial Term or any Renewal Term, either Party may terminate this Agreement, upon written notice to the other Party no less than one hundred twenty (120) days prior to the end of the then current term.

15.1.6                                    The Parties may terminate as otherwise set forth in this Agreement.

15.2                            Cumulative Remedies:  In the event of termination of this Agreement, either Party may exercise any of the remedies available under this Agreement and each Party hereby expressly agrees that nothing contained herein shall prevent either Party from obtaining injunctive relief against the other.  Termination by a Party of this Agreement and/or any Description of Services shall not prevent that Party from pursuing any remedies available in law or in equity, against the other.

16.                                 Third Party Communication Liability

Atos Origin shall have no liability for loss, delay, damage or harm to Customer which is by failure or fault of a third party telecommunication service provider, so long as Atos Origin has used reasonable commercial practices in selecting the service provider and to the extent that Atos Origin is not otherwise at fault for the failure.

17.                                 Warranty and Disclaimer – Limitations of Liability

17.1                           Atos Origin represents and warrants that the services performed for Customer shall be performed in a good and workmanlike manner. Both Parties represent and warrant they will comply with all governmental laws, rules and regulations, including but not limited to those relating to the privacy of confidential employee records released to the other Party.  Except as otherwise agreed in a Description of Service, Atos Origin warrants for a period of one hundred and eighty (180) days from the delivery date that the Customized Software, including any updates, will perform in all material respects consistent with the functions and specifications agreed to by Atos Origin in any Description of Services. Atos Origin does not warrant that the Customized Software or update is or will be free of errors or “bugs”.

17.2                                         EXCEPT AS SET FORTH HEREIN AND IN A DESCRIPTION OF SERVICES, ATOS ORIGIN MAKES NO REPRESENTATION OR WARRANTIES NOR ARE THERE ANY CONDITIONS, EXPRESSED OR IMPLIED, INCLUDING IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, MERCHANTABLE QUALITY, OR FITNESS FOR A PARTICULAR PURPOSE AND THOSE ARISING BY STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING OR USE OF TRADE.

17.3                                         Atos Origin agrees that prior to recommending or requiring the use of Supplied Software it will have first made a determination, exercising the standard of care set out above, that such Supplied Software is appropriate.  In addition to the above, no warranties are made with respect to any software program available through Atos Origin, whether developed by Atos Origin or licensed, purchased, or otherwise obtained by Atos Origin from the developer or other third party, nor shall any warranty be implied, and Atos Origin shall not be liable for any defects or inadequacies therein even if such defects or inadequacies are caused by the negligence, in whole or in part, of Atos Origin.

17. 4                      Intentionally Omitted.

17.5                           Notwithstanding any other provision hereof: (i) Customer’s exclusive remedy arising out of any breach by Atos Origin of warranty under this Section 17 shall be, at Atos Origin’s option, correction of the breach or default, and/or payment by Atos Origin of the amount of any actual losses, expenses or damages, but such payment shall not exceed the prior four months revenue actually received by Atos Origin from Customer while this Agreement is in effect with with respect to the particular work or work product which directly gave rise to the losses or damages.

17.6                           IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, LOSS OF COMPUTER TIME, FAILURE TO REALIZE EXPECTED SAVINGS, AND ANY OTHER COMMERCIAL OR ECONOMIC LOSS OF ANY KIND AND ARISING IN CONSEQUENCE OF PERFORMANCE, FAILURE TO PERFORM, OR OTHER BREACH UNDER THIS AGREEMENT EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY OF THESE DAMAGES. THIS LIMITATION AND ANY OTHER LIMITATIONS ON DAMAGES CONTAINED HEREIN SHALL NOT APPLY TO THE OBLIGATIONS SET FORTH IN THE SECTION RELATING TO INFRINGMENT OF INTELLECTUAL PROPERTY RIGHTS OR RELATING TO BREACH OF CONFIDENTIALITY OBLIGATIONS IN THE EVENT SUCH BREACH IS CAUSED BY THE WILFUL MISCONDUCT, GROSS NEGLIGENCE OR FRAUD OR EITHER PARTY. IN NO EVENT SHALL EITHER PARTY’S LIABILITY UNDER THIS AGREEMENT EXCEED US$7,000,000.

17.7                           Intentionally omitted.

17.8                           THE TERMS OF THIS SECTION 17 SHALL APPLY IRRESPECTIVE OF THE NATURE OF THE CAUSE OF ACTION UNDERLYING A CLAIM, DEMAND OR ACTION BY EITHER PARTY, INCLUDING BREACH OF CONTRACT OR TORT.

18.                                 Indemnification

18.1                                                                           (a)                                  In the event of any claim, action, proceeding or suit by a third party against Customer alleging direct, or contributory, infringement of any patent, copyright, trademark or misappropriation of a trade secret worldwide, resulting solely from the services performed under a Description of Services or for Customized Software by Atos Origin under this Agreement, Atos Origin will defend, indemnify and hold Customer harmless against any such claim, action, proceeding or suit, subject to the conditions and exceptions stated in Paragraphs (b), (c), (d), and (e) below, against such allegations.  Atos Origin will reimburse Customer for costs, expenses or reasonable attorneys’ fees incurred at Atos Origin’s written request or authorization, and shall indemnify Customer against any liability assessed against Customer by final judgment or agreed to in a written settlement agreement on account of such infringement.

(b)                                 If Customer’s use is enjoined or in Atos Origin’s opinion is likely to be enjoined, Atos Origin shall, at its expense, use its reasonable efforts to either (i) replace the enjoined item furnished pursuant to this Agreement with a substitute free of any infringement (hereinafter “Item” shall mean any item furnished to Customer hereunder); (ii) modify the Item so that it will be free of the infringement; or (iii) procure for Customer a license or other right to use the Item.  If none of the foregoing options is achievable through reasonable efforts, Atos Origin shall remove the enjoined Item and refund or credit to Customer any amounts paid to Atos Origin directly relating to such Item.  In no event, however, shall Atos Origin’s liability under this Section 18.1(b) exceed the amount(s) paid by Customer to Atos Origin during the course of the Agreement.

(c)                                  Customer shall give Atos Origin reasonably prompt written notice of all such claims, actions, proceedings or suits alleging infringement or violation and Atos Origin shall have full and complete authority to assume the sole defense thereof, including appeals, and to settle same. Customer shall, upon Atos Origin’s request, furnish all information and assistance available to Customer and cooperate in every reasonable way to facilitate the defense and/or settlement of any such claim, action, proceeding or suit, provided, that Atos Origin shall reimburse Customer for any third party (i.e., not including internal) expenses related thereto.

(d)                                 No undertaking of Atos Origin under this clause shall extend to any such alleged infringement or violation if the infringement arises solely from any of the following, unless such case arises by a requirement or request of Atos Origin: (1) Design modifications, specifications, drawings, or instructions which Atos Origin received from Customer; (2) adherence to Customer’s instructions to apply Customer’s trademark, trade name or other company identification; (3) equipment or software which is furnished by Customer to Atos Origin for use under this Agreement  unless such software is Supplied Software, or is requested or required by Atos Origin; (4) use of an Item provided by Atos Origin in combination with any item not furnished directly by Atos Origin; or (5) a modification made by Customer of any item; or (6) use of any Item in a manner for which it was not designed.  In the foregoing cases numbered (1) through (6), Customer shall defend and save Atos Origin harmless.

(e)                                  The liability of Atos Origin and Customer with respect to any and all claims, actions, proceedings or suits by third parties alleging infringement of patents, trademarks or copyrights or violation of trade secrets or proprietary rights worldwide because of, or in connection with, any services performed hereunder shall be limited to the specific undertakings contained in this Agreement.

18.2                         Both Parties agree to defend, reimburse, indemnify, and hold the other Party harmless, from any liabilities, damages or expenses including reasonable attorneys and/or solicitors fees and other expenses incurred by the other Party resulting from, to the extent permitted by law, that portion of any loss, or suit or cause of action resulting from injury to any n employee, agent, consultant, representative or third party, or damage to any  employee, agent, consultant, representative or third party’s property in any way connected with the performance of services hereunder.

19.                                 Force Majeure

Each Party shall not be liable for and shall be excused from any failure to perform its respective obligations hereunder due to any cause beyond its reasonable control, including, but not limited to, acts of nature, government actions, fire, labor actions, transportation problems, interruptions of electrical power or telecommunication services or other similar events; provided, however, if service is interrupted due to such force majeure for a period of 90 days, either Party may terminate this Agreement immediately.

20.                                 Notices

All notices, requests, demands, and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed duly delivered (i) when delivered by hand, (ii) one (1) day after being deposited with a nationally recognized over-night delivery service with a reliable system for tracking delivery, (iii) when sent by confirmed facsimile with a copy sent by another means specified in this Section 20, or (iv) upon actual receipt when mailed by United States mail, registered or certified mail and addressed as follows:

In case of Atos Origin:

Atos Origin, Inc.

430 Mountain Avenue

Murray Hill, New Jersey 07974

Attn: Chief Financial Officer

Facsimile No.: (908)771-3006

In case of Customer:

FEI Company

5350 NE Dawson Creek Drive

Hillsboro, Oregon  97124

Attn.: Chief Information Officer

cc: General Counsel

Facsimile No.: (503) 726-7509

A Party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address and designee and the date upon which it will become effective.

21.                                 Media Releases

All media releases, public announcements, and public disclosures by either Party relating to this Agreement or the subject matter of this Agreement, including without limitation, promotional or marketing material (both internal and external), but not including announcements intended solely for internal distribution or to meet legal or regulatory requirements, shall be coordinated with and approved by the other Party prior to release.  Notwithstanding the foregoing, without Customer’s prior approval, Atos Origin may list Customer as a customer and describe in general terms the services provided by Atos Origin under this Agreement in proposals and other marketing materials.

22.                                 Assignment

Neither Party shall assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the other Party.  Notwithstanding any term or provision to the contrary, including the foregoing provisions of this Section 22, either Party may, upon written notice to the other Party, assign its right and obligations under this Agreement without the approval of the other Party to an entity which acquires all or substantially all of the assets of such Party or to any subsidiary or affiliate or successor in a merger or acquisition of such Party; provided, however, that in no event shall such assignment relieve such Party of its obligations to pay or otherwise perform this Agreement.  This Agreement shall be binding on the Parties hereto and their respective successors and permitted assigns.

23.                                 Sole Source

During the term of this Agreement, including any renewal term, Atos Origin shall be Customer’s sole source for and exclusive provider of all Services provided hereunder. In the event that Customer is interested in contracting with an outside vendor for out of scope services similar to the Services but not included under this Agreement (changes in technology that result in a requirement for services similar to the Services under this agreement shall be deemed to be subject to this Agreement), Customer agrees to timely consider Atos Origin to provide such services.

24.                                 Dispute Resolution

Any dispute between Customer and Atos Origin including, but not limited to, those relating to the interpretation of any provision of this Agreement and with respect to performance of this Agreement shall be resolved promptly as follows:

(a)                                                              Every effort shall be made to resolve all disputes at the lowest level of authority escalating up to and including the Chief Executive Officer of both Atos Origin and Customer.

(b)                                                             If the Parties fail to agree through normal channels and procedures of dispute resolution, then the Parties shall attempt to resolve any disputes arising hereunder in the following manner:

(c)                                                              If either Party elects not to resolve the dispute through the use of a mediator or if the dispute cannot be resolved within thirty (30) days of the appointment of the mediator, then either Party may elect to proceed with binding arbitration before one arbitrator in New York City in accordance with the rules of the American Arbitration Association as supplemented by the Federal Rules of Civil Procedure.

25.                                 Independent Contractor

Atos Origin is an independent contractor.  Nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the Parties.

26.                                 Mutual Non Solicitation and Non Hire Agreement

During the term of this Agreement and for twelve (12) months thereafter, Atos Origin shall not solicit, hire or contract for the services of any Customers’ employees.  Customer shall not solicit, hire or contract for the services of any of Atos Origin’s employees who have been assigned to perform services for Customer until twelve (12) months after such services of employee are completed or terminated.

27.                                 Survival

The following Sections shall survive cancellation or termination of this Agreement; Sections 1 (“Entire Agreement and Conflicts”), 2 (“Definitions”), 5 (“Charges and Payments”), 8 (“Confidential Information”), 9 (“Proprietary Rights”), 15 (‘Termination”), 17 (“Warranty and Disclaimer – Limitations of Liability”), 18 (“Indemnification”), 20 (“Notices”), 24 (“Dispute Resolution”), 26 (“Mutual Non Solicitation and Non Hire Agreement”), 27 (“Survival”), and 34 (“State Law”).

28.                                 Headings

The Section headings used herein are for reference and convenience only and shall not enter into the interpretation hereof.

29.                                 Third Party Beneficiaries

This Agreement is entered into solely between, and may be enforced only by, Customer and Atos Origin; and this Agreement shall not be deemed to create any rights in third parties, including employees, suppliers, or customers of either Party, or to create any obligations of a Party to any such third parties.

30.                                 Execution of Subsequent Documents

Each of the Parties hereto agree, at any time and from time to time, upon the request of the other Party hereto, to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, documents and instruments as may be required to effect any of the transactions contemplated by this Agreement.

31.                                 Waiver of Default

A delay or omission by either Party hereto to exercise any right or power under this Agreement shall not be construed to be a waiver thereof.  A waiver by either of the Parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.  All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise, except where this Agreement specifically provides otherwise.

32.                                 Severability

In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by an arbitrator or a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the Atos Origin intentions of the Parties in accordance with applicable law.  The remainder of this Agreement shall remain in full force and effect.

33.                                 Modification

This Agreement may be modified only by a written instrument duly executed by an authorized representative of the Parties hereto.

34.                                 State Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflicts of law provisions.

The terms of this Agreement are hereby agreed to by both Parties:

Atos Origin, Inc.		FEI Company

By:	/s/ Lorie L. Page	By:	/s/ David M. O’Brien

Title: VP Managed Services NA		Title: Sr. Vice President, CIO

Date: July 7, 2003		Date: July 3, 2003